Suja Life Reports Second Quarter 2026 Financial Results
Net sales increased 11.6% year-over-year to $83.9 million

Updates fiscal year 2026 outlook

OCEANSIDE, CA, August 4, 2026 – Suja Life, Inc. (NASDAQ: SUJA) (“Suja Life,” “Suja” or the “Company”), a leading better-for-you beverage company and maker of Suja Organic, Vive Organic, and Slice Soda, today announced financial results for the second quarter ended June 29, 2026.

“We are pleased to report double-digit net sales growth in the second quarter, a result that reflects continued consumer adoption of our portfolio and brand momentum as we outperformed the natural healthy beverage category that we operate in,” said Maria Stipp, Chief Executive Officer. “Consumers continue to demonstrate a powerful and durable commitment to beverages that deliver real functional benefits, great taste, and clean ingredients, and despite the current environment, we believe our category-leading brands are distinctively positioned to meet consumer needs and continue capturing the significant whitespace opportunity ahead of us.”

Second Quarter 2026 Highlights Compared to Prior Year Period

•Net sales increased 11.6% to $83.9 million compared to $75.2 million

•Gross profit margin of 46.7% compared to 47.4%

•Net loss increased 391% to $(27.8) million, including one-time IPO-related transaction costs of $25.1 million and loss on debt extinguishment of $2.3 million, compared to $(5.7) million, with net loss margins of (33.2)% compared to (7.5)%

•Adjusted EBITDA increased 50.0% to $14.6 million compared to $9.8 million, with Adjusted EBITDA margin of 17.5% compared to 13.0%

Adjusted EBITDA is a non-GAAP financial measure. See definition and reconciliation of Adjusted EBITDA to net loss under “Non-GAAP Financial Measures.”

Ms. Stipp continued: “Our supply chain, operations, and procurement teams continue to demonstrate the competitive strength of our vertically integrated platform by managing through cost headwinds during the quarter while delivering meaningful Adjusted EBITDA growth, without passing price increases on to consumers. We believe this in-house capability is a genuine and durable differentiator that is difficult and costly to[AF2.1] replicate, and it is core to how we think about long-term value creation. We also continued to invest strategically in our Oceanside campus, expanding our manufacturing footprint to lay the groundwork for future capacity, advancing the infrastructure to position us to execute on our long-term growth agenda.”

Second Quarter 2026 Results

Net sales increased 11.6% to $83.9 million, compared to $75.2 million in the prior year period. The increase in net sales was driven primarily by volume growth across key products and retailers and new product distribution gains, partially offset by shipment timing at the beginning of the quarter that benefited Q1.

–Suja Core net sales increased 9.8% to $81.9 million, compared to $74.6 million in the prior year period, driven by significant year-over-year growth on Vive and Suja shots as well as strong performance on cold pressed juice
–Emerging Brands net sales increased 61.2% to $3.0 million, compared to $1.9 million in the prior year period, reflecting continued distribution gains and the success of new product innovation

Gross profit increased 9.9% to $39.2 million, or 46.7% of net sales, compared to $35.6 million, or 47.4% of net sales, in the prior year period. The decline in gross margin was primarily driven by unfavorable absorption timing as we built inventory in Q1 that was sold in Q2.

Selling, general and administrative expenses were $59.7 million, which includes $25.1 million of one-time initial public offering (“IPO”) related transaction costs. Other SG&A expenses were $34.6 million or 41.3% of net sales, compared to $33.8 million or 44.9% of net sales, in the prior year period. The 360bps of year-over-year change is driven by the lapping of one-time startup costs in Emerging Brands and disciplined deployment of fixed spending into the business.

Net loss was $27.8 million, or (33.2)% of net sales, compared to a net loss of $5.7 million, or (7.5)% of net sales, in the prior year period. Net loss was impacted by one-time IPO-related transaction costs of $25.1 million and loss on debt extinguishment of $2.3 million.

Adjusted EBITDA increased 50.0% to $14.6 million, or 17.5% of net sales, compared to $9.8 million, or 13.0% of net sales, in the prior year period.

Balance Sheet
As of June 29, 2026, the Company had cash of $20.6 million and total debt of $163.0 million, compared to cash of $31.0 million and total debt of $303.9 million as of December 29, 2025, prior to the completion of the IPO.

Fiscal Year 2026 Outlook
The Company is updating its outlook for the full fiscal year 2026 ending December 28, 2026, reflecting near-term softness concentrated in the grocery channel.

The Company now expects:

•Net sales of $360 million to $369 million, reflecting growth of 10.2% to 13.0% compared to $326.6 million in fiscal 2025, and

•Adjusted EBITDA of $70 million to $72 million, reflecting growth of 72.8% to 77.7% compared to $40.5 million in fiscal 2025, which is consistent with prior expectations.

The Company now expects a base tax rate of 26.1%, compared to the prior expectation of 27.4%, and interest expense to be approximately $19.0 million for the year ending December 28, 2026, as previously communicated.

Additionally, reducing our cost of capital has been a priority for Suja Life since the IPO. The Company is engaging in a process with commercial banks and have received written indications from our lead banks of their support for a transaction. This proposed transaction would be a cost-of-capital transaction and would not add leverage. The Company’s guidance today does not reflect any expected benefits of this refinancing, and there would be one-time costs at close associated with retiring the existing facilities.

See “Non-GAAP Financial Measures” below for an explanation of Adjusted EBITDA. The Company is unable to provide a reconciliation for forward-looking outlook of Adjusted EBITDA to net income (loss), the most closely comparable GAAP measure without unreasonable effort, because certain material reconciling items cannot be estimated due to factors outside of the Company's control and could have a material impact on the reported results.

Outlook is based on information available as of today, August 4, 2026, and may be impacted by factors outside the Company’s control. See “Forward-Looking Statements.”

Conference Call and Webcast Details
The Company will host a conference call and webcast at 4:30 p.m[SD5.1][DT5.2][AH5.3]. Eastern Time today to discuss these results.

The live audio webcast will be accessible in the “Events” section of the Company’s Investor Relations website at https://ir.sujalife.com/. Those interested in participating in the live call can register here to receive dial-in details and a unique pin. An archived replay of the webcast will be available shortly after the live event has concluded.

About Suja Life
At Suja Life, we're changing what beverages bring to the table. We make organic, cold-pressed juices, wellness shots, and better-for-you sodas that deliver real functional benefits, exceptional taste, and high-quality ingredients, because we believe beverages should be as delicious as they are good for you. Our three brands – Suja Organic, Vive Organic, and Slice Soda – reach consumers through thousands of retail doors nationally. We operate a vertically integrated high-pressure processing and cold-pressed beverage facility, processing approximately 1 million pounds of organic produce each week and moving from farm to bottle in as few as eight days. With category-leading brands, a dedication to operational excellence, and a proven innovation engine, Suja Life is positioned at the front of the growing natural healthy beverage space.

Contact:
ICR, Inc.
sujalife@icrinc.com

Non-GAAP Financial Measures
We use certain non-GAAP key performance indicators to evaluate our business operations, including EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin. The non-GAAP financial measures presented in this press release and related conference call are supplemental measures of our performance that we believe help investors understand our financial condition and operating results and assess our future prospects. We believe that these non-GAAP financial measures provide investors with greater transparency to the information used by management for its operational decision-making. We further believe that providing this information assists our investors in understanding our operating performance and the methodology used by management to evaluate and measure such performance. Management recognizes that these non-GAAP financial measures have limitations, including that they may be calculated differently by other companies or may be used under different circumstances or for different purposes, thereby affecting their comparability from company to company. In order to compensate for these and the other limitations discussed below, management does not consider these measures in isolation from or as alternatives to the comparable financial measures determined in accordance with GAAP. Readers should review the reconciliations below and should not rely on any single financial measure to evaluate our business. The reasons we use these non-GAAP financial measures and the reconciliations to their most directly comparable GAAP financial measures are described further below.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin

We define EBITDA as net income (loss) as adjusted to exclude tax expense, net interest expense, and depreciation and amortization. We define Adjusted EBITDA as EBITDA further adjusted to exclude share-based compensation expense, IPO-related costs and adjustments, sponsor fees which will not recur subsequent to the IPO, and other non-recurring expenses. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by net sales. We believe that EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are important metrics for management and investors in evaluating our operating results, as they exclude the impact of items that we do not consider reflective of our core business operations. These measures also facilitate consistent comparison of our operating performance over time and relative to our peers.

The following table presents a reconciliation of net income (loss) to EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin for the three and six months ended June 29, 2026 and June 30, 2025:

	Three Months Ended		Six Months Ended
($ in thousands)	June 29, 2026	June 30, 2025	June 29, 2026	June 30, 2025
EBITDA and Adjusted EBITDA:
Net income (loss)	$(27,798)	$(5,658)	$(20,064)	$(6,450)
Provision for income taxes	$(472)	$148	$593	$1,028
Interest expense	$5,423	$7,491	$12,896	$14,937
Depreciation and amortization	$7,561	$6,909	$14,739	$13,839
EBITDA	$(15,286)	$8,890	$8,164	$23,354
Incentive unit compensation	$1,114	$116	$1,254	$227
Non-recurring costs (1)	$167	$360	$848	$491
Sponsor costs (2)	$1,303	$398	$2,055	$741
Transaction costs (3)	$25,077	$—	$25,077	$—
Loss on debt extinguishment	$2,273	$—	$2,273	$—
Adjusted EBITDA	$14,648	$9,764	$39,671	$24,813
Net income (loss) margin	(33.2)%	(7.5)%	(10.5)%	(4.0)%
Adjusted EBITDA margin	17.5%	13.0%	20.8%	15.3%
EBITDA margin	(18.2)%	11.8%	4.3%	14.4%

(1) Non-Recurring Costs - for the three and six months ended June 29, 2026 consists of one-time costs relating to corporate strategy, executive recruiting and consulting relating to the IPO. For the three and six months ended June 30, 2025, it consists of consulting fees related to one-time system improvements, transaction bonuses, and other one-time transition costs.
(2) Sponsor Costs - Includes fees paid in cash to the Company’s sponsor which will not recur subsequent to the IPO.
(3) Transaction Costs - Consists of non-recurring costs directly attributable to the Company's IPO, including IPO-related professional fees and expenses, equity-based compensation costs incurred as a result of the acceleration and modification of equity awards in connection with the IPO, one-time IPO-related transaction bonuses, roadshow and investor relation expenses, travel and logistical expenses related to IPO launch activities including NASDAQ listing events. These items are non-recurring in nature and do not reflect the Company's ongoing operating performance.

Forward-Looking Statements

This press release and related conference call contain forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release and related conference call are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. For example, all statements we make relating to expected consumer spending, macro-economic and competitive pressures, velocity rates, marketing and distribution initiatives and their expected benefits, growth rates and future financial results and outlook, the potential refinancing of indebtedness, estimated costs, expenditures, cash flows, our plans and objectives for future operations, growth or initiatives, strategies or the expected outcome or impact of pending or threatened litigation are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected, including: an overall decline in the health of the economy and other factors impacting consumer spending; a reduction in demand for and sales of our cold-pressed juices, wellness shots and functional sodas or a decrease in consumer demand for such products generally; strong competition in the food and beverage retail industry; the success of our marketing strategies and channels at maintaining consumer awareness of our brands, building brand loyalty and generating interest in our products from existing and new consumers; a reduction or limited availability of organic fruits, vegetables and other raw materials and ingredients for our juice products, or an increase in the price of such materials and ingredients; real or perceived quality or food safety issues with our products, which may diminish our brands and reputation; our inability to refinance our indebtedness; our reliance on distributor and retail customers for a significant portion of our sales, and our ability to maintain or further develop our sales channels; our reliance on our local and regional farming partners and other third-party partners and those third parties’ ability to fulfill their obligations; our reliance on our limited suppliers for materials used to package our products, the costs of which have in the past been, and may continue to be, volatile and subject to price increases; failure by our transportation providers to deliver our products on time, or at all, and problems with our logistics network and arrangements; our ability to manage our future growth effectively; our ability to successfully forecast and manage our inventory at appropriate levels for our demand; the seasonal nature of our business, which may cause our quarterly results to fluctuate and may not be indicative of full-year performance; any damage or disruption at our production facilities in Oceanside, California, where our products are primarily manufactured; our ability to quickly respond to new trends by introducing new products or successfully improving existing products; our ability to develop and maintain our brands and company image; our success with making acquisitions and integrating newly acquired products or businesses; and the other factors set forth in our filings with the U.S. Securities and Exchange Commission (the “SEC”).

We derive many of our forward-looking statements from our operating budgets and forecasts, which are based on many detailed assumptions. Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are disclosed under the “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections in our final prospectus filed with the SEC under Rule 424(b) on May 8, 2026 in connection with our IPO. All written and oral forward-looking statements attributable to us, or people acting on our behalf, are expressly qualified in their entirety by these cautionary statements as well as other cautionary statements that are made from time to time in our other SEC filings and public communications. You should evaluate all forward-looking statements made in this press release and related conference call in the context of these risks and uncertainties.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. The forward-looking statements included in this press release and related conference call are made only as of the date hereof. We undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

***

References and links to websites have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Suja is not responsible for the content of third-party websites.

SUJA LIFE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
($ in thousands, except unit and share data)

	June 29, 2026	December 29, 2025
Assets
Current Assets
Cash	$20,585	$31,015
Restricted cash	1,010	1,010
Trade receivables, net	14,464	14,081
Inventories	23,680	22,412
Prepaid expenses and other current assets	3,627	2,636
Total current assets	63,366	71,154
Property and equipment, net	55,354	45,671
Operating lease right-of-use assets, net	25,361	23,387
Trade name and other intangible assets, net	167,849	178,463
Goodwill	106,201	106,201
Other assets	899	701
Deferred transaction costs	—	2,536
Total assets	$419,030	$428,113
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$15,906	$19,408
Accrued expenses	11,998	19,563
Accrued compensation	10,619	14,596
Current portion of operating lease obligations	2,812	2,450
Current portion of finance lease obligations	36	110
Short-term debt	—	2,740
Total current liabilities	41,371	58,867
Long-term operating lease obligations	25,706	24,051
Long-term finance lease obligations	80	98
Long-term debt, net	162,951	301,157
Deferred tax liabilities, net	—	11,370
Total liabilities	230,108	395,543
Commitments and Contingencies (Note 9)
Equity
Unlimited Class A Units authorized, no par value, zero and 222,881 units issued and outstanding as of June 29, 2026 and December 29, 2025, respectively	—	—
Unlimited Class B Units authorized, no par value, zero and 18,680 units issued and outstanding as of June 29, 2026 and December 29, 2025, respectively	—	—
Unlimited Class C Units, no par value, zero and 200 units issued and outstanding as of June 29, 2026 and December 29, 2025, respectively	—	—
Zero and 4,840 Class D Units, no par value, issued and outstanding as of June 29, 2026 and December 29, 2025, respectively	—	—
Unlimited Class E Units authorized, no par value, zero and 1,434 units issued and outstanding as of June 29, 2026 and December 29, 2025, respectively	—	—
Unlimited Class F Units, no par value, zero and 1,000 units issued and outstanding as of June 29, 2026 and December 29, 2025, respectively	—	—
Preferred stock, $0.0001 par value per share - 50,000,000 shares authorized; zero shares issued and outstanding as of June 29, 2026 and December 29, 2025	—	—
Class A common stock, $0.0001 par value per share - 500,000,000 shares authorized; 23,788,700 and zero shares issued and outstanding as of June 29, 2026 and December 29, 2025, respectively	2	—
Class V common stock, $0.0001 par value per share - 100,000,000 shares authorized; 14,836,312 and zero shares issued and outstanding as of June 29, 2026 and December 29, 2025, respectively	1	—
Additional paid-in capital	199,244	144,712
Noncontrolling interest	71,280	—
Accumulated deficit	(81,605)	(112,142)
Total partners'/stockholders’ equity	188,922	32,570
Total liabilities and partners'/stockholders’ equity	$419,030	$428,113

SUJA LIFE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
($ in thousands)

	Three Months Ended		Six Months Ended
	June 29, 2026	June 30, 2025	June 29, 2026	June 30, 2025
Net sales	$83,855	$75,164	$190,913	$162,527
Cost of sales	(44,689)	(39,542)	(97,632)	(84,739)
Gross profit	39,166	35,622	93,281	77,788
Operating expenses	(34,632)	(33,756)	(72,467)	(68,430)
Transaction costs	(25,077)	—	(25,077)	—
Income (loss) from operations	(20,543)	1,866	(4,263)	9,358
Other income (expense), net	(31)	115	(39)	157
Loss on debt extinguishment	(2,273)	—	(2,273)	—
Interest expense	(5,423)	(7,491)	(12,896)	(14,937)
Loss before taxes	(28,270)	(5,510)	(19,471)	(5,422)
Provision for income taxes	472	(148)	(593)	(1,028)
Net loss	$(27,798)	$(5,658)	$(20,064)	$(6,450)
Net income (loss) attributable to Suja Life Holdings, LP and subsidiaries through the IPO organizational transactions	$(22,786)	$—	$(15,052)	$—
Net income (loss) attributable to noncontrolling interests	$(1,744)	$—	$(1,744)	$—
Net income (loss) attributable to Suja Life, Inc.	$(3,268)	$—	$(3,268)	$—

	Period from May 8, 2026 to June 29, 2026		Period from May 8, 2026 to June 29, 2026
Net loss per Class A common stock - basic and diluted	$(0.14)		$(0.14)
Weighted-average Class A common stock outstanding—basic and diluted	23,788,700		23,788,700

SUJA LIFE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
($ in thousands, except unit data)

	Six Months Ended
	June 29, 2026	June 30, 2025
Operating activities
Net Income (Loss)	$(20,064)	$(6,450)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	14,753	13,840
Bad debt expense	(3)	(22)
Non-cash operating lease expense	2,233	1,933
Finance lease right-of-use amortization	70	77
Non-cash interest on financing leases	6	13
Amortization of discount on debt	434	496
Provision for excess and obsolete inventory	243	930
Stock-based compensation	13,163	227
Loss on debt extinguishment	1,260	—
Deferred taxes	156	—
Change in operating assets and liabilities
Trade receivables, net	(380)	111
Inventories	(1,511)	(7,211)
Prepaid expenses and other current assets	(991)	(1,263)
Other assets	(30)	(37)
Accounts payable	(3,294)	224
Accrued compensation	(3,977)	(3,260)
Accrued expenses	(7,565)	(716)
Deferred transaction costs	2,536	—
Operating lease obligations	(2,189)	(1,933)
Net cash used in operating activities	(5,150)	(3,041)
Investing activities
Purchase of intangible assets	(514)	(14)
Purchase of property and equipment	(13,407)	(6,395)
Net cash used in investing activities	(13,921)	(6,409)
Financing activities
Proceeds from revolving loan	—	5,000
Principal payments on financing lease obligations	(447)	(85)
Repayments of term loan	(101,626)	(1,370)
Prepayment premium on debt extinguishment	(1,013)	—
Repayments of revolver loan	(40,000)	—
Proceeds from the IPO, net underwriting discounts and offering expenses	164,829	—
Payments for settlement of incentive units	(13,102)	—
Distributions	—	(1,810)
Net cash used in financing activities	8,641	1,735
Change in cash and restricted cash	(10,430)	(7,715)
Cash and restricted cash at beginning of period	32,025	16,882
Cash and restricted cash at end of period	$21,595	$9,167
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$5,916	$16,822
Cash paid for income taxes	$490	$—
Supplemental Disclosures of Non-Cash Activities
Amounts included in accounts payable for equipment purchased	$(4)	$41
Operating lease liabilities arising from obtaining operating lease assets	$3,277	$3,428